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                                                                    EXHIBIT 3(i)



                           FIRST FINANCIAL CORPORATION



                       REGISTRATION STATEMENT ON FORM 8-A




                                EXHIBIT 3(I)/4.1

                               CHARTER, AS AMENDED


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                                     CHARTER
                                       OF
                           FIRST FINANCIAL CORPORATION

       Pursuant to Section 48-20-107 of the Tennessee Business Corporation Act, the undersigned corporation hereby adopts the following as its Charter:

                                    ARTICLE I

         The name of the corporation is FIRST FINANCIAL CORPORATION.

                                   ARTICLE II

         The maximum number of shares that the corporation shall have the authority to issue is (i) five million (5,000,000) shares of common stock, $5.00 par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution, and (ii) five million (5,000,000) shares of preferred stock, no par value. The preferred stock, and any series of the preferred stock, may be redeemable or convertible for cash, indebtedness, securities, or other property in a designated amount, or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events, as established by the Board of Directors. The Board of Directors is vested with the authority to issue the preferred stock in one or more series and to determine, to the extent permitted by law prior to the issuance of the preferred stock, or any series of the preferred stock, the relative rights, limitations, and preferences of the preferred stock or any such series, including, but not limited to:

         (i)      the rate of dividend of any such share;
         (ii) whether the shares would be callable, and, if so, the price, terms, and conditions of call;
         (iii) the amount payable upon the shares in the event of voluntary or involuntary liquidation;
         (iv) the terms and conditions on which the shares might be converted into common stock of the Corporation;
         (v)      the voting rights, if any, of the shares; and
         (vi) whether the shares would be cumulative, noncumulative, or partially cumulative as to dividends and the dates as to which any cumulative dividends are to accumulate.

                                   ARTICLE III

         The street address of the registered office of the corporation shall be 172 Second Avenue, North, Nashville, Davidson County, Tennessee 37201. The name of the corporation's initial registered agent at its registered office is Daniel
W. Small, Esq.

                                   ARTICLE IV

         The address of the principal office of the corporation is 1691 North Mt. Juliet Road, Mt. Juliet, Wilson County, Tennessee 37122.

                                    ARTICLE V

         The corporation shall have the power and authority to carry on any business permitted by, and to have and exercise all of the powers and rights conferred by, the Tennessee Business Corporation Act as amended from time to time or any successor provisions thereto. The corporation is for profit. The duration of the corporation is perpetual.




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                                   ARTICLE VI

         The business and affairs of the corporation shall be managed by a Board of Directors.

         a. The number of directors and their terms shall be as specified in the By-Laws of the Corporation.

         b. The Board of Directors is expressly authorized to make, alter, or repeal the By-Laws of the Corporation by a vote of the majority of the Board of Directors.

         c. Whenever the Board of Directors is required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, if all of the directors entitled to vote thereon consent to the taking of action on written consent without a meeting; any such action shall be as valid and effective as any resolution duly adopted at an annual or regularly scheduled or special meeting of the Board of Directors.

         d. Any or all of the directors may be removed either with or without cause by a proper vote of the shareholders and may be removed with cause by a majority vote of the entire Board of Directors.

                                   ARTICLE VII

         Whenever the Shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, if all of the Shareholders entitled to vote thereon consent to the taking of action on written consent without a meeting; any such action shall be as valid and effective as any resolution duly adopted at an annual or regularly scheduled or special meeting of the Shareholders.

                                  ARTICLE VIII

         a. To the fullest extent that the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damage for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act, as the same exists or hereafter may be amended. If the Tennessee Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act. This Article VIII shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article VIII became effective, if such a limitation or elimination of liability of a director for such acts or omission is prohibited by the Tennessee Business Corporation Act as then in effect. Any repeal or modification of this Article VIII by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

         b. The corporation shall have the power to indemnify any director, officer, employee, agent of the corporation, or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.

         c. By action of its Board of Directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee, or agent of the corporation or any other person who is at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such (including, without limitation, expenses, judgments, fines, and


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amounts paid in settlement) to the fullest extent permitted by the Tennessee
Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, and whether or not the corporation would have the power or would be required to indemnify such person under the terms of any agreement or by-law or the Tennessee Business Corporation Act. For purposes of this paragraph (c), "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan.

Date:  August 26, 1991

                                         FIRST FINANCIAL CORPORATION


                                         /s/ Daniel W. Small
                                         ---------------------------------------
                                         Daniel W. Small, Incorporator
                                         172 Second Avenue, North
                                         Nashville, Tennessee 37201


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                      ARTICLES OF AMENDMENT TO THE CHARTER

                                       OF

                           FIRST FINANCIAL CORPORATION


         First Financial Corporation, does hereby amend its Charter and provides the following information pursuant to TCA 48-20-106:

         1.       The name of the corporation is First Financial Corporation.

         2.       The text of the amendment adopted is as follows:

                  "RESOLVED, that ARTICLE III of the Corporation's Charter designating the Initial Registered Agent and Registered Office for the Corporation is hereby deleted in its entirety."

         3. The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.

         4. The Amendment was duly adopted by the Board of Directors of the Corporation on April 16, 1992.

         5. The Amendment was duly adopted by the Board of Directors of the Corporation without shareholder action. Shareholder action was required in that Amendment by the Board of Directors is permitted under the provisions of TCA 48-20-102.

These articles of Amendment executed on this 28th day of May, 1992, pursuant to resolution of the Board of Directors.

                                            FIRST FINANCIAL CORPORATION



                                            By:/s/David Major
                                               ---------------------------------
                                               DAVID MAJOR, President and
                                               Chief Executive Officer


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                      ARTICLES OF AMENDMENT TO THE CHARTER

                                       OF

                           FIRST FINANCIAL CORPORATION


         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

         1.       The name of the corporation is FIRST FINANCIAL CORPORATION

         2.       The amendment as adopted is:

         The Charter of FIRST FINANCIAL CORPORATION is hereby amended and as follows:

                  ARTICLE II. The par value referred to in Article II is amended to read instead of "Five Dollars par value" "Two and 50/100 Dollars ($2.50) par value." In all other respects (including all other parts of Article II) the Charter remains unchanged, in full force and effect.

         3.       The corporation is a for-profit corporation.

         4. The amendment was duly adopted by the unanimous vote of the directors of the Corporation on January 18, 1996 and approved by the Shareholders on April 18, 1996.

         5. The amendment shall be effective when these Articles are filed with the Secretary of State.

         Dated:   April 18, 1996.

                                            FIRST FINANCIAL CORPORATION

                                            By:/s/David Major
                                               ---------------------------------
                                               Chairman, President and CEO